Exhibit 99.1 Valley to Acquire Oritani Financial June 26, 2019

Forward Looking Statements The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to those regarding the proposed Merger. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, but are not limited to, the following: failure to obtain shareholder or regulatory approval for the Merger or to satisfy other conditions to the Merger on the proposed terms and within the proposed timeframe including, without limitation, delays in closing the Merger; the inability to realize expected cost savings and synergies from the Merger in amounts or in the timeframe anticipated; changes in the estimates of non-recurring charges; the diversion of management’s time on issues relating to the Merger; costs or difficulties relating to Oritani integration matters might be greater than expected; changes in the stock price of Valley from the date of the Merger announcement to the closing date; material adverse changes in Valley’s or Oritani’s operations or earnings; the inability to retain customers and qualified employees of Oritani; the inability to repay $635 million of higher cost FHLB borrowings in conjunction with the Merger, developments in the DC Solar bankruptcy and federal investigations that could require the recognition of additional tax provision charges related to uncertain tax liability positions; higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law; and weakness or a decline in the U.S. economy, in particular in New Jersey, the New York Metropolitan area (including Long Island), Florida and Alabama, an unexpected decline in commercial real estate values within our market areas, as well as the risk factors set forth in Valley’s Annual Report on Form 10-K for the year ended December 31, 2018. Valley assumes no obligation for updating any such forward-looking statement at any time.

Compelling, Low-risk Transaction That Bolsters 3 Capital and Accelerates Strategic Initiatives Accelerates achievement of existing strategic initiatives Bolsters capital while preserving earnings per share Increases balance sheet flexibility (liquidity and capital) Low risk, in-market merger with substantial cost synergies Densifies presence in attractive Bergen County

4 Acquisition Aligns with Strategic Initiatives Three core principles to enhance shareholder returns over the long-term Growth Efficiency Diversification Capital and liquidity to 100% branch overlap Deeper product support future growth within 3 miles penetration of Oritani’s customers $3.5bn new loans 50%+ cost savings Balance sheet flexibility to $2.9bn new deposits 350bps+ efficiency ratio support further improvement ~76 thousand new deposit diversification accounts (excludes time) Capital injection allows for continued balance sheet optionality and future growth, supporting Valley’s long-term profitability goals (Estimated 8 bps positive impact to ROAA)

5 Transaction Overview Deal value: $740 million Consideration: 100% stock Exchange ratio: Fixed exchange ratio of 1.60x Consideration Implied premium: 0.5% & Structure¹ Oritani dividend adjusted (to Valley’s) for all periods subsequent to period ending June, 30, 2019 Pro forma ownership: 82% Valley / 18% Oritani Oritani will receive one board seat as per the terms of the transaction Approvals & Approvals: Customary regulatory and Valley and Oritani shareholders Timing Expected closing: Fourth quarter of 2019 In-market acquisition of well-known franchise Low-risk 100% branch overlap within 3 miles coupled with same core system provider Transaction Comprehensive due diligence completed Excellent asset quality (current and historic) 1 Based on Valley’s closing stock price of $10.18 as of June 25, 2019

6 Pricing and Financial Impact Transaction1,2 Price / 2020E EPS 15.3x Pricing Price / 2020E Synergized EPS 9.8x Price / Tangible Book Value Per Share 1.4x Neutral 2020E EPS accretion³ +0.1% Returns IRR 20%+ Neutral Tangible Book Value Per Share Accretion +0.0% 9.2% Projected Common Equity Tier 1 ~50bps accretive Capital at Close 7.3% TCE / TA ~50bps accretive 1 Based on Valley’s closing stock price of $10.18 as of June 25, 2019; 2 Estimated financial impact is presented solely for illustrative purposes using median analyst estimates; 3 Pro forma impacts presented inclusive of anticipated balance sheet restructuring, purchase accounting marks, cost savings, and other adjustments

SLIDE 7

Key Transaction Assumptions

Expense Savings + Transaction Expense

- 50% of Oritani's core non-interest expenses plus elimination of legacy mutual costs
  - ~$22 million pre-tax, inclusive of ~$5 million in legacy mutual costs such as annual ESOP & other benefits expense
- One-time costs: ~$39 million pre-tax including elimination of legacy mutual costs
- Revenue synergies: identified, but not modeled

Purchase Accounting

- Gross credit mark: $28 million (0.79% of gross loans)
- Core deposit intangible: 1.6% of Oritani's core deposits[1] amortized over 10 years
- Balance sheet marks: $4 million pre-tax
- Real estate write-up: $5 million pre-tax

Other Adjustments

- Balance sheet restructuring: $635 million of Valley's FHLB to be refinanced for an estimated 190bps of ongoing savings
- Estimated Durbin amendment impact on Oritani's earnings: $200k pre-tax

[1] For purposes of CDI, core deposits includes all core deposits less time deposits

8 Overview of Oritani Company Overview Financial Highlights as of 3/31/2019 ($mm) Assets $4,075 Ticker: ORIT (Nasdaq) Gross Loans Held For Investment 3,524 Founded: 1911 Deposits 2,899 Completed mutual conversion: 2010 Loan-to-Deposit Ratio 122% Headquarters: Washington Township, NJ Return on Average Assets (annualized) 1.22% Efficiency Ratio 36.4% Total assets: $4.1 billion NPAs / Assets 0.27% Market capitalization: $740 million1 TCE / TA 13.0% Footprint: 26 branches across four NJ counties CET1 14.5% Low Risk, Liquid Balance Sheet Net Charge Off Rate Through the Cycle Residential Cash and mortgage, securities, KRX 7% 11% 1.30% 0.80% Multi-family, CRE, 52% 30% 0.30% Total earning assets: $3.9bn (0.20%) Yield on loans: 4.07% 2007 2009 2011 2013 2015 2017 2019Q12019 Average Duration: 2 years 1 Based on Oritani’s closing stock price of $16.21 as of June 25, 2019

9 Densifies Presence in Attractive Bergen County Bergen County Deposit Share ($mm)2 Valley (222) Deposit Total Total Total Oritani (26) Westchester Institution Rank Deposits Market Share Branches Bank of America 1 $8,220 15.2% 35 Passaic TD Bank 2 7,601 14.1% 38 Chase 3 5,904 10.9% 47 Bergen Pro forma Valley / Oritani 4 5,323 9.9% 48 Wells Fargo 4 2,779 5.1% 26 Morris Valley 5 2,702 5.0% 29 Bronx Citi 6 2,644 4.9% 5 Oritani 7 2,621 4.9% 19 ConnectOne 8 2,475 4.6% 7 Essex M&T 9 2,167 4.0% 26 PNC 10 2,069 3.8% 26 Queens Union Kings Bergen County Demographics Bergen county National average $101K Richmond 3.6% 7.9% $63K 2.3% 5.4% Middlesex Branch overlap (# / %)1 1-mile 3-mile 11 / 41% 26 / 100% Median household Unemployment rate 5-year deposit CAGR income Source: SNL Financial; FDIC 2018 Summary of Deposits data; Federal Reserve H.8 data; Note: Branch data as of June 30, 2018 1 % of Oritani branches within 1 and 3-miles of a Valley branch; 2 Deposits capped at $10bn per branch

Ability to Expand Valley’s Breadth of Products 10 and Services to Oritani’s Customers Valley Oritani Cash management Retail banking (branch, card, auto, etc.) Wealth management Residential mortgage Insurance SBA lending and small business checking Business checking and savings Commercial banking Asset-based lending Equipment financing Payments solutions Healthcare financial services Commercial lending

SLIDE 11

Improves Returns and Bolsters Capital

Estimated Efficiency Ratio



350bps+ improvement
Standalone
Pro Forma (Fully synergized)[1]

Estimated Return on Average Assets



8bps improvement
Standalone
Pro Forma (Fully synergized)[1]

Common Equity Tier 1 Ratio



8.5%
14.5%
9.2%
Min. Capital Requirement [2] 7.0%
Valley (1Q19)
Oritani (1Q19)
Pro Forma at Close[1]

TCE / TA



6.6%
13.0%
7.3%
TCE / TA not a regulatory capital metric
Valley (1Q19)
Oritani (1Q19)
Pro Forma at Close[1]

[1] Estimated financial impact is presented solely for illustrative purposes; Pro forma impacts presented inclusive of anticipated balance sheet restructuring, purchase accounting marks, cost savings, and other adjustments; Pro forma representative of combination between Valley and Oritani at illustrative fourth quarter 2019 close; [2] Ratio includes capital conversation buffer

Compelling, Low-risk Transaction That Bolsters 12 Capital and Accelerates Strategic Initiatives Accelerates achievement of existing strategic initiatives Bolsters capital while preserving earnings per share Increases balance sheet flexibility (liquidity and capital) Low risk, in-market merger with substantial cost synergies Densifies presence in attractive Bergen County

13 Appendix

14 Pro Forma Impact Financial Summary As of March 31, 2019 Pro Forma1 Total Assets $32,477 $4,075 $38,152 Gross Loans Held for Investment 25,423 3,524 30,105 Balance Sheet ($mm) Deposits 24,907 2,899 28,931 Tangible Common Equity 2,077 531 2,695 TCE / TA 6.6% 13.0% 7.3% Leverage Ratio 7.6% 12.9% 8.2% Common Equity Tier 1 Ratio 8.5% 14.5% 9.2% Capital Ratios Tier 1 Capital Ratio 9.4% 14.5% 10.0% Total Risk-based Capital Ratio 11.4% 15.3% 11.6% CRE Concentration 405% 639% 447% 1 Based on Valley’s closing stock price of $10.18 as of June 25, 2019; Estimated financial impact is presented solely for illustrative purposes using median analyst estimates; Pro forma impacts presented inclusive of anticipated balance sheet restructuring, purchase accounting marks, cost savings, and other adjustments; Pro forma representative of combination between Valley and Oritani at illustrative fourth quarter 2019 close

15 Enhances Balance Sheet Flexibility Residential Residential Residential mortgage, C&I, mortgage, mortgage, C&I, 16% 18% 8% 15% 16% CRE, Consumer, 34% Multi- Consumer, Multi- 9% family, 11% family, Construction, 15% 20% 5% Loans Construction, Multi- 6% family, CRE, 58% CRE, 35% 35% Total: $25.4bn Total: $3.5bn Total: $29.0bn Yield on loans: 4.57% Yield on loans: 4.07% Pro forma yield on loans: 4.51% Jumbo time, Jumbo time, Non-interest Jumbo time, 5% 8% 5% Non-interest bearing, 14% Non-interest bearing, 27% bearing, 26% Retail time, Retail time, 24% Retail time, 35% 25% Deposits MMDA & MMDA & MMDA & savings, 44% savings, 45% savings, 45% Total: $24.9bn Total: $2.9bn Total: $27.8bn Cost of total deposits: 1.20% Cost of total deposits: 1.49% Pro forma cost of total deposits: 1.23%

16 For More Information . Log onto our website: www.valley.com . Email requests to: rkraemer@valley.com . Call Rick Kraemer in Investor Relations, at: (973) 686-4817 . Write to: Valley National Bank 1455 Valley Road Wayne, New Jersey 07470 Attn: Rick Kraemer, FSVP – Director, Corporate Finance  Log onto our website above or www.sec.gov to obtain free copies of documents filed by Valley with the SEC